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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                nVIEW Corporation
                                 (Name of Issuer

                                  Common Stock
                         (Title of Class of Securities)

                                   670974 10 4
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement []. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
CUSIP NO.  670974 10 4              13G          PAGE 2 OF 5 PAGES
           -----------
------------------------------------------------------------------------------

---------------------------------------------------------
       1   NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James H. Vogeley
------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)      [ ]
                                                     (b)      [X]
------------------------------------------------------------------------------
       3   SEC USE ONLY


------------------------------------------------------------------------------
       4   CITIZENSHIP OR PLACE OF ORGANIZATION

           (Compass)
------------------------------------------------------------------------------
                                               5   SOLE VOTING POWER

                                                   787,000
                                               -------------------------------
         NUMBER OF                             6   SHARED VOTING POWER
          SHARES
       BENEFICIALLY                                -0-
         OWNED BY                              -------------------------------
           EACH                                7   SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                                   787,000
           WITH                                -------------------------------
                                               8   SHARED DISPOSITIVE POWER

                                                   -0-
------------------------------------------------------------------------------
       9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           787,000
------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.94
------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*

           IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1

         (a)      Name of Issuer

                  nVIEW Corporation

         (b)      Address of Issuer's Principal Executive Offices

                  860 Omni Boulevard
                  Newport News, Virginia 23606

ITEM 2

         (a)      Name of Person Filing

                  James H. Vogeley

         (b)      Address of Principal Business Office or, if None, Residence

                  860 Omni Boulevard
                  Newport News, Virginia 23606

         (c)      Citizenship

                  United States

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP No.

                  670974 10 4



ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4   OWNERSHIP

         (a)      Amount Beneficially Owned:

                  787,000

         (b)      Percent of Class:

                  15.94

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           787,000

                  (ii)     shared power to vote or to direct the vote:

                           -0-

                  (iii) sole power to dispose or to direct the disposition of:

                           787,000

                  (iv) shared power to dispose or to direct the disposition of:

                           -0-

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

                  Not applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10  CERTIFICATION

                  Not applicable


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date     February 12, 1997                             /S/ James H. Vogeley
         -----------------                           ----------------------
                                                             (Signature)



                                                  James H. Vogeley, Shareholder
                                                  -----------------------------
                                                            (Name /Title)